                                                                    EXHIBIT 11.1

                                 FAROUDJA, INC.

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                            YEAR ENDED     YEAR ENDED     YEAR ENDED
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1994           1995           1996
                                           -------------  -------------  -------------      NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
Net income...............................       N/A            N/A            N/A           N/A       $    924,785
                                                                                                      ------------
                                                                                                      ------------
Pro forma net income.....................   $ 1,228,031    $ 3,070,026    $ 1,318,721   $  1,000,553      N/A
                                           -------------  -------------  -------------  ------------
                                           -------------  -------------  -------------  ------------
Weighted-average shares of Common Stock
  outstanding............................     7,156,895      7,156,895      7,976,892      7,902,522     8,206,554
Dilutive effect of options and
  warrants...............................            --         19,220        213,038        208,645       665,035
Shares related to staff accounting
  bulletin topic 4D:
  Stock options and warrants.............       266,475        266,475        266,475        266,475       266,475
  Common stock...........................       555,556        555,556        555,556        555,556       555,556
                                           -------------  -------------  -------------  ------------  ------------
Shares used in per share computations....     7,978,926      7,998,146      9,011,961      8,941,682     9,693,620
                                           -------------  -------------  -------------  ------------  ------------
                                           -------------  -------------  -------------  ------------  ------------
Net income per share.....................                                                             $       0.10
                                                                                                      ------------
                                                                                                      ------------
Pro forma net income per share...........   $      0.15    $      0.38    $      0.15   $       0.11
                                           -------------  -------------  -------------  ------------
                                           -------------  -------------  -------------  ------------